UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   NYE                 DENNIS
   955 East Arques Avenue


   Sunnyvale, CA 94086-4533
2. Issuer Name and Ticker or Trading Symbol
   ACTEL CORPORATION (ACTL)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   08/98
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   V.P. of Stategic Accounts
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
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
Common Stock                                  08/06/98    M        1,886         A  $7.6300                     D  Direct
Common Stock                                  08/06/98    S        1,886         D  $11.2500                    D  Direct
Common Stock                                  08/06/98    M        3,251         A  $7.6300                     D  Direct
Common Stock                                  08/06/98    S        3,251         D  $11.2500                    D  Direct
Common Stock                                  08/06/98    M        2,113         A  $7.6300                     D  Direct
Common Stock                                  08/06/98    S        2,113         D  $11.2500                    D  Direct
Common Stock                                  08/07/98    M        6,002         A  $10.6250                    D  Direct
Common Stock                                  08/07/98    S        6,002         D  $11.8750                    D  Direct
Common Stock                                  08/07/98    M        4,998         A  $10.6250                    D  Direct
Common Stock                                  08/07/98    S        4,998         D  $11.8750                    D  Direct
Common Stock                                  08/10/98    M        2,000         A  $1.8000                     D  Direct
Common Stock                                  08/10/98    S        2,000         D  $11.3750                    D  Direct
Common Stock                                  08/12/98    M        1,750         A  $4.0000                     D  Direct
Common Stock                                  08/12/98    S        1,750         D  $11.0000                    D  Direct
Common Stock                                  08/12/98    M        3,500         A  $8.0000                     D  Direct
Common Stock                                  08/12/98    S        3,500         D  $11.0000                    D  Direct
Common Stock                                  08/12/98    M        1,000         A  $8.0000                     D  Direct
Common Stock                                  08/12/98    S        1,000         D  $11.0000                    D  Direct
Common Stock                                  08/12/98    M        3,750         A  $7.6300                     D  Direct
Common Stock                                  08/12/98    S        3,750         D  $11.0000                    D  Direct
Common Stock                                  08/13/98    M        604           A  $7.6300                     D  Direct
Common Stock                                  08/13/98    S        604           D  $11.0000                    D  Direct
Common Stock                                  08/18/98    M        10,176        A  $10.6250                    D  Direct
Common Stock                                  08/18/98    S        10,176        D  $11.6250                    D  Direct
Common Stock                                  08/18/98    M        1,471         A  $10.6250                    D  Direct
Common Stock                                  08/18/98    S        1,471         D  $11.6250                    D  Direct
Common Stock                                  08/18/98    M        3,822         A  $10.6250                    D  Direct
Common Stock                                  08/18/98    S        3,822         D  $11.6250                    D  Direct
Common Stock                                  08/25/98    M        2,094         A  $7.6300                     D  Direct
Common Stock                                  08/25/98    M        13,114        A  $7.6300      15,277         D  Direct

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  $1.8000         08/10/98       M                          2,000                         06/21/01
to buy)
Incentive Stock Option (right  $4.0000         08/12/98       M                          1,750                         07/15/02
to buy)
Incentive Stock Option (right  $7.6300         08/06/98       M                          3,251                         07/26/04
to buy)
Incentive Stock Option (right  $7.6300         08/12/98       M                          3,750                         07/26/04
to buy)
Incentive Stock Option (right  $7.6300         08/13/98       M                          604                           07/26/04
to buy)
Incentive Stock Option (right  $7.6300         08/25/98       M                          2,094                         07/26/04
to buy)
Incentive Stock Option (right  $7.6300         08/25/98       M                          13,114                        07/26/04
to buy)
Incentive Stock Option (right  $8.0000         08/12/98       M                          3,500                         06/30/03
to buy)
Incentive Stock Option (right  $8.0000         08/12/98       M                          1,000                         06/30/03
to buy)
Incentive Stock Option (right  $10.6250        08/18/98       M                          10,176                        01/05/06
to buy)
Incentive Stock Option (right  $10.6250        08/18/98       M                          1,471                         01/05/06
to buy)
Non-Qualified Stock Option     $7.6300         08/06/98       M                          1,886                         07/26/04
(right to buy)
Non-Qualified Stock Option     $7.6300         08/06/98       M                          2,113                         07/26/04
(right to buy)
Non-Qualified Stock Option     $10.6250        08/07/98       M                          6,002                         01/05/06
(right to buy)
Non-Qualified Stock Option     $10.6250        08/07/98       M                          4,998                         01/05/06
(right to buy)
Non-Qualified Stock Option     $10.6250        08/18/98       M                          3,822                         01/05/06
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
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
Incentive Stock Option (right  08/10/98  Common Stock                   2,000                     0             D   Direct
to buy)
Incentive Stock Option (right  08/12/98  Common Stock                   1,750                     0             D   Direct
to buy)
Incentive Stock Option (right  08/06/98  Common Stock                   3,251                                   D   Direct
to buy)
Incentive Stock Option (right  08/12/98  Common Stock                   3,750                                   D   Direct
to buy)
Incentive Stock Option (right  08/13/98  Common Stock                   604                                     D   Direct
to buy)
Incentive Stock Option (right  08/25/98  Common Stock                   2,094                                   D   Direct
to buy)
Incentive Stock Option (right  08/25/98  Common Stock                   13,114                    0             D   Direct
to buy)
Incentive Stock Option (right  08/12/98  Common Stock                   3,500                                   D   Direct
to buy)
Incentive Stock Option (right  08/12/98  Common Stock                   1,000                     0             D   Direct
to buy)
Incentive Stock Option (right  08/18/98  Common Stock                   10,176                                  D   Direct
to buy)
Incentive Stock Option (right  08/18/98  Common Stock                   1,471                     0             D   Direct
to buy)
Non-Qualified Stock Option     08/06/98  Common Stock                   1,886                                   D   Direct
(right to buy)
Non-Qualified Stock Option     08/06/98  Common Stock                   2,113                     0             D   Direct
(right to buy)
Non-Qualified Stock Option     08/07/98  Common Stock                   6,002                                   D   Direct
(right to buy)
Non-Qualified Stock Option     08/07/98  Common Stock                   4,998                                   D   Direct
(right to buy)
Non-Qualified Stock Option     08/18/98  Common Stock                   3,822                     0             D   Direct
(right to buy)

Explanation of Responses:

-
Includes shares acquired pursuant to the 1993 Employee Stock Purchase Plan

SIGNATURE OF REPORTING PERSON
/S/ NYE                 DENNIS
DATE 09/08/98